Exhibit 99.1

Calix Completes Acquisition of Ericsson's Fiber Access Assets and
Begins Global Reseller Agreement
Relationship Brings Calix Unified Access Systems and Software to
Communications Service Providers Worldwide
PETALUMA, CA - November 5, 2012 - Calix, Inc. (NYSE: CALX) today announced the completion of its acquisition of Ericsson's (NASDAQ: ERIC) fiber access assets and the implementation of a Global Reseller Agreement between the two companies which was announced on Aug. 22, 2012.
“We would like to welcome our new fiber access customers from around the globe to the Calix family,” said Carl Russo, Calix president and CEO. “The EDA1500 GPON solution expands what we believe to be the industry's most advanced fiber access solutions portfolio, and we look forward to working closely with our new customers and through our preferred partnership with Ericsson to bring Calix broadband access innovation to communications service providers worldwide.”
Calix also announced that it will conduct an investor conference call on November 5, 2012 at 1:30 Pacific Time to discuss the fiber access asset acquisition and global reseller agreement. A live, audio webcast and replay of this conference call will also be available from the investor relations section of the Calix website: http://investor-relations.calix.com/. Interested parties can also listen to the live call by dialing number: 877-407-4019 (U.S.) or 201-689-8337 (outside the U.S.).
The conference call and webcast will include forward-looking information.
About Calix
Calix (NYSE: CALX) is a global leader in access innovation. Its Unified Access portfolio of broadband communications access systems and software enables communications service providers worldwide to be the broadband provider of choice to their subscribers. For more information, visit the Calix website at http://www.calix.com/.
About Ericsson
Ericsson is the world's leading provider of communications technology and services. We are enabling the Networked Society with efficient real-time solutions that allow us all to study, work and live our lives more freely, in sustainable societies around the world.
Our offering comprises services, software and infrastructure within Information and Communications Technology for telecom operators and other industries. Today more than 40 percent of the world's mobile traffic goes through Ericsson networks and we support customers' networks servicing more than 2.5 billion subscribers.
We operate in 180 countries and employ more than 100,000 people. Founded in 1876, Ericsson is headquartered in Stockholm, Sweden. In 2011 the company had revenues of SEK 226.9 billion (USD 35.0 billion). Ericsson is listed on NASDAQ OMX, Stockholm and NASDAQ, New York stock exchanges.
This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting the Company's business. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its reports filed with the SEC, including the Company's 2011 Annual Report on Form 10-K and its report on Form 10-Q for the fiscal quarter ended September 29, 2012, available at http://www.sec.gov.

Contact:
Press Inquiries:
Neila Matheny
707-766-3512
Neila.Matheny@Calix.com

Investor Relations Inquiries:
David H. Allen
510-360-3703
David.Allen@Calix.com

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